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                                                                   EXHIBIT 11.1

                             CAMBRIDGE HEART, INC.

                       COMPUTATION OF NET LOSS PER SHARE

                                                    FOR THE YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------
                                                1997             1998           1999
                                                ----             ----           ----
Net loss................................    $ (6,047,619)   $ (6,537,085)   $ (7,335,414)
Weighted average shares outstanding:
 Shares attributable to common stock
  outstanding...........................      10,451,560      10,746,844      11,933,261
                                            ------------    ------------    ------------
Net loss per share--basic and diluted...    $      (0.58)   $      (0.61)   $      (0.61)
                                            ============    ============    ============

     Potential common stock, including options, warrants and convertible preferred stock, have been excluded from the computation of diluted earnings per share, as their effect would be anti-dilutive.